EXHIBIT 10.49
                           MARKETING AND DISTRIBUTION
                                    AGREEMENT
                            BACKSTROKE BODY MASSAGER

     This Agreement ("Agreement") is by and between NATIONAL BOSTON MEDICAL, INC., a Nevada corporation ("National Boston"), and TRISTAR PRODUCTS, INC., a Pennsylvania corporation ("Tristar"), both of which are sometimes referred to herein as a "party" or the "parties".

     WHEREAS, National Boston owns and/or controls all rights of manufacturing, distribution and sale with respect to a body massager product as defined in Exhibit A currently known as the "Backstroke", and all improvements, line extensions and modifications thereof (the "Product", and when more than one - "Products"); and

     WHEREAS, National Boston is in the business, among other things, of manufacturing, advertising, marketing and distributing products in various media; and

     WHEREAS,   Tristar  is  also  in  the  business,  among  other  things,  of manufacturing, advertising, marketing and distributing products in various media, including television, print, and retail; and

     WHEREAS, the parties wish to set forth in this Agreement their understanding of the terms, and conditions upon which National Boston will grant to Tristar rights to use, distribute, sell, advertise, promote and otherwise exploit the Products.

     NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:


1. Marketing and Distribution Rights.

     1.1 Grant of Rights. National Boston hereby grants to Tristar the following rights which Tristar may, but is not obligated to, exercise alone or through any one or more of its affiliates:

     (a) Generally. The exclusive right, license and privilege during the Term (as hereafter defined) throughout the United States and Canada and subject to
Section 1.7 below, the exclusive right, license and privilege during the Term throughout the World (the "Territory") to use, distribute, sell, advertise, promote and otherwise exploit the Products by any and all means and media, in any and all markets, including but not limited to broadcast, cable, satellite and all other forms of television transmission now existing or hereafter developed, including without limitation, infomercials, commercial spots, promos, television shopping programs such as QVC and HSN, radio, electronic and computer retailing media (such as the Internet), all print media, direct mail solicitation, package inserts, inbound and outbound telemarketing, credit card syndication, CD-ROM, catalog sales, retail sales, and all other channels or means of distribution now existing or hereafter developed;

     (b) Use of Trademarks. The right to use any and all trademarks that


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National  Boston  may own or control  with  respect  to the  Products  including without limitation the trademark "Backstroke" U.S. Registration No. 1,841,759; 75-431833 and 75-431983 (the "Trademarks"), and the right to advertise, promote, market, sell and distribute the Products under or in connection with such other trademarks or identifying names or marks as Tristar may determine;

     (c) Use of National Boston's Artwork. The right to copy and use any and all artwork and promotional materials that National Boston may own or control with respect to the Products ("National Boston's Artwork"), copies of all of which National Boston shall provide to Tristar for this purpose;

     (d) Names, Likenesses and Endorsements. The right to use the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons that National Boston may own or control with respect to the Products;

     (e)   Packages.   The  right  to   develop   such   groupings,   ensembles,
configurations and packaging of the Products and other ancillary goods for sale as Tristar may determine;

     (f) Subdistributors. The right to appoint such subdistributors as Tristar, in its sole judgment, may deem appropriate in order to market and distribute the Products; and

     (g) Existing Infomercial. The right to use an existing long form television infomercial (the "Existing Infomercial") owned by National Boston in the conduct of a television direct response marketing campaign, and to edit and modify the infomercial as Tristar deems necessary and appropriate.

     1.2 Non-Compete. During the term of this Agreement and for one year thereafter, neither National Boston nor Tristar shall directly or indirectly, either alone or in participation with any other person or entity, engage in or be involved with manufacturing, marketing or distributing any other back massaging products similar in design, composition, content or function to the Product. Further, Tristar agrees to purchase the Products only from National Boston. This Section shall not be construed to impeed National Boston's commitments to deliver Product to Fredricksen TV per Section 1.7. This section shall not apply in the event of the insolvency, committing any act of bankruptcy, including, but not limited to the appointment of a trustee or receiver for any part of the property, or the commencement of any proceedings by or against either of the parties hereto under any law having to do with the relief of debtors or in the event that National Boston shall no longer have rights to the license to the Product.

     1.3 Minimum Sales Requirements. Tristar shall not have any minimum purchace/sales requirement under this Agreement. However, Tristar's rights of exclusivity and right to use the Existing Infomercial or any newly created Infomercial/Commercial whether created by Tristar or National Boston within the Territory, are subject to Tristar's maintaining certain minimum order quantities, as described in Section 8 hereof.

     1.4 Resale Prices. Tristar, in its sole judgment, shall have the right to sell and distribute the Products at such prices, and on such terms and conditions (including shipping and handling charges), as Tristar may establish.



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     1.5 Quality  Control.  Tristar shall adhere to any reasonable  requests and directions of National Boston relating to warranties and the Trademark applied to such Products, pursuant to the terms of this Agreement. Tristar will make no representation whether written or oral as to the Products except as specifically set forth in materials provided by National Boston in respect of the Products; or assume liability and responsibility for representations not so approved by the Company in advance.


     1.6 Advertising Costs. Tristar will be responsible for all costs associated with the marketing and distribution of the Products. Except as by National Boston Section 1.7

     1.7 Rights Reserved to National Boston. Notwithstanding anything to the contrary contained in Section 1.1 hereof, Tristar shall have no marketing and distribution rights for the Products in countries which have already been assigned or licensed to Frederiksen Television, Inc. until such rights terminate. A copy of National Boston's agreement with Frederiksen Television will be provided to Tristar.

2. Sale of Product  and  Quantity  The Company  agrees to sell to  TRISTAR,  and
TRISTAR in order to maintain its' exclusivity within the specified territory/channel, agrees to purchase and pay for such minimum units of the Product on an annual basis as is specified in Section 8 attached hereto, PROVIDED THAT orders for Products shall not be effective until accepted by the Company and the Company may in its sole discretion reject any order which does not comply with Exhibits B and/or C of this Agreement or their subsequent modifications.

     All sales of Products to TRISTAR shall be subject to National Boston's conditions of sale except where excluded by law, INCLUDING THOSE LIMITING WARRANTIES OF MERCHANTABILITY AND FITNESS from time to time in effect. National Boston's current conditions of sale are attached hereto as Exhibit B and made a part hereof. TRISTAR will inspect all Product shipments from National Boston according to TRISTAR's usual procedures. TRISTAR may reject any goods, which are shipped contrary to the terms of this Agreement, or are not in compliance with purchase orders accepted from TRISTAR. TRISTAR's sole remedy for receipt of defective Products including customer warranty returns or for Products not delivered shall be as stated in said conditions of sale. National Boston shall in no event be responsible for special or consequential damages.

     2.1. Prices, Delivery, Title and Risk of Loss TRISTAR shall pay for the Products purchased hereunder at the prices as set forth in Exhibit C attached hereto and made a part hereof. Prices will not change without the agreement of both parties. All orders accepted by National Boston prior to the effective date of any price changes shall remain at the price in effect at the time of order acceptance, regardless of actual ship dates for such orders. Delivery of all Products shall be F.O.B. Longbeach, CA. If delivery is required at a location other than as stated in this Section 2.1 or in the event of changes in shipping and duty costs subsequent to the date of this agreement, then National Boston May pass on to Tristar any cost difference for such delivery. Risk of loss of the Products shall pass to Tristar upon such delivery. Tristar acknowledges that National Boston requires additional advance notice to specially package and deliver the Products. Lead time required for orders shall be not less than 45 days from the time of order placement to the required time of delivery at Tristar's warehouse. To the extent that National Boston is unable to deliver products within the specified time frame then such units not delivered on a timely basis shall be deemed to have been included in Tristars monthly minimum requirements to maintain exclusivity as though they had been delivered on time.



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     2.2.  Payment.  Payment  shall  be made in  United  States  dollars  on the following terms: an irrevocable letter of credit, or other arrangement as agreed by both parties. At National Boston's discretion, credit terms may be changed. If TRISTAR shall fail to fulfill the terms of payment, the Company, may, at its option and without prejudice to any other lawful remedy, defer further shipments hereunder until such default is made good, treat such default as a breach of this entire Agreement, and/or terminate this Agreement.

The initial order for the purpose of this agreement shall be not less than 22,500 units (July and August exclusivity minimums) at $16.50 per unit. The payment terms for this order shall be $92,812.50 (25%) wired to National Boston's account upon execution of this agreement. The remaining value of the order in the amount of $278,437.50 shall be covered by an irrevocable letter of credit for the benefit of National Boston. The entire letter of credit shall be drawn down by National Boston immediately upon shipment by National Boston of the initial 15,000 units.

     2.3 Reporting and Remittances; Review of Tristar's Books Tristar will provide National Boston with quarterly reports of its sales activities, quantities sold and such other information as the National Boston shall reasonably require. National Boston shall have the right to review at Tristar's premises the books and records of Tristar that pertain to the sale and other commercial exploitation of the Products on reasonable advance notice and at reasonable intervals not to exceed twice in each calendar year. Such reports shall be Media Spending, Inventory and Sales reports by Customer.

3. Television Direct Response Advertising

     3.1 Existing Infomercial.

     (a) Revisions/Editing. Tristar may edit and revise the Existing Infomercial at its own cost and expense as it determines in its sole discretion.

     (b) Substantiation. The Existing Infomercial shall be based upon such attributes of and claims made about the Product as shall have been documented and substantiated by National Boston to Tristar's satisfaction in compliance with all applicable laws and regulations relating to the advertising and sale of the Product. National Boston shall provide to Tristar all such documentation and substantiation as Tristar shall determine may be necessary to ensure or facilitate compliance with all such laws and regulations, to the extent such information is in National Boston's possession, custody or control.

     3.2 Broadcast of Commercial. Tristar shall have exclusive control over and shall be responsible for the broadcast, performance and transmission of the Existing Infomercial as well as any other commercials or infomercials (all of which are collectively referred to herein as "Commercials") via broadcast, cable and satellite television, at such times, with such frequency, in such markets, and on such networks and stations as Tristar, in its sole judgment, may determine.

     3.3 Media and Product Fulfillment Costs. Beginning with the effective date of the Agreement, Tristar shall bear all Media Costs incurred in connection with the advertising, marketing and distribution of the Products ordered by Tristar and all costs of order processing, payment processing, order fulfillment and customer service. Tristar shall not be responsible for any such costs incurred by National Boston prior to the effective date of this agreement. At the request of National Boston, Tristar at its option, may but is not required to take customer service responsibility for National Boston's existing customer base for


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a fee to be mutually agreed to by both parties.  Tristar will assume the cost to re-shoot the instructional video and any revisions requested by Tristar to the retail display box or instructional booklet.

4. Proprietary Rights.

     4.1 National Boston's Intellectual Property.

     (a) Generally. Subject to the rights granted to Tristar under this Agreement, all right, title and interest in and to the design of the Products and/or its derivatives, the Patents, Trademarks, and National Boston's Artwork (collectively, "National Boston's Intellectual Property"), is and shall remain the sole property of National Boston, and neither Tristar nor any third party shall acquire any right, title or interest in National Boston's Intellectual Property by virtue of this Agreement or otherwise, except as expressly provided herein. Any trademarks developed by Tristar to be used in conjunction with sales of the Product shall be owned by Tristar. Any unauthorized use of National Boston's Intellectual Property by Tristar shall be deemed an infringement of the rights of National Boston therein. Tristar shall not in any way or at any time dispute or attack the validity or contest the rights of National Boston in or to any of National Boston's Intellectual Property. The provisions of this Section 4.1(a) are subject in all respects to the accuracy of the representations and warranties of National Boston given pursuant to Section 5.2.

     b) Enforcement of Rights. National Boston may at its expense enforce National Boston's rights in National Boston's Intellectual Property against infringement thereof. If Tristar requests National Boston to enforce such rights and National Boston declines to do so, Tristar shall have the right (but shall not be required) to enforce such rights, and may do so in National Boston's name with National Boston's written agreement which shall not be unreasonably withheld. The party enforcing the rights shall be responsible for its own legal fees and expenses incurred in such enforcement efforts, but shall first be reimbursed for such expenditures from any recovery obtained. All monies recovered in excess of such expenditures shall be paid to the party suffering actual loss to the extent of such loss, and any amount remaining shall be shared equally by Tristar and by National Boston. Tristar shall fully inform National Boston of the status of any such enforcement efforts undertaken by Tristar.

     4.2 Tristar's Intellectual Property. All right, title and interest in and to the entire editorial, visual, audio, and graphic content of all advertisements and promotional materials developed by Tristar in connection with its activities under this Agreement, any new trademarks developed by Tristar to be used in conjunction with sales of the Product, any Commercials other than the Existing Infomercial that Tristar produces, and all related materials and the contents thereof (collectively, "Tristar's Intellectual Property") shall be and remain the sole property of Tristar, and neither National Boston nor any third party shall acquire any right, title or interest in Tristar's Intellectual Property by virtue of this Agreement or otherwise. Any unauthorized use of any of Tristar's Intellectual Property by National Boston shall be deemed an infringement of the rights of Tristar therein. National Boston shall not in any way or at any time dispute or attack the validity or contest the rights of Tristar in or to any of Tristar's Intellectual Property.

     4.3 Customer List. Tristar may compile a list of the names and addresses of persons and entities who order the Products through it or its affiliates or are otherwise targeted by or on behalf of it or its affiliates as potential customers of the Products (the "Customer List"). The Customer List shall be the joint property of Tristar and National Boston. Proceeds from the sale or other use of this list shall be shared equally by the parties.


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     4.4 Future Patent  Applications.  Tristar shall have the right, but not the obligation, to prosecute any patent application, United States and foreign, for the Product, in National Boston's name and on behalf of National Boston with National Boston's prior written approval, and National Boston shall cooperate fully with Tristar with respect thereto, but all of such activity shall be at the sole cost and expense of Tristar. Tristar shall have no liability under any circumstances to National Boston for any decision or failure by Tristar to apply for such patents or for any action, activity, neglect or failure by Tristar, its representatives and agents, in connection therewith.

5. National Boston's Representations, Warranties and Covenants.

     5.1 The Products. National Boston represents, warrants and covenants to Tristar that:

     (a) Information. All information provided to Tristar by National Boston relating to the Products is and will be, to the best of National Boston's knowledge and belief, true and correct, including without limitation all information regarding the effectiveness, quality, characteristics or fitness of the Products;

     (b) Substantiation. National Boston will provide to Tristar all information in National Boston's possession or control which substantiates all claims made by the National Boston to Tristar about the Product; and

     (c) Patent. The Product sample shown to Tristar conforms to the description contained, and is consistent with the claims made, in the Patents.

     5.2 Proprietary Rights. National Boston represents, warrants and covenants to Tristar that:

     (a) National Boston's Intellectual Property. National Boston owns or otherwise controls or shall own or otherwise control all right, title and interest in and to National Boston's Intellectual Property, which constitutes and shall constitute all of the intellectual property and other proprietary rights necessary or appropriate for the manufacture, marketing, distribution and sale of the Products;

     (b) Power and Authority. National Boston has and shall have all necessary power and authority to grant to Tristar all of the rights and privileges granted pursuant to this Agreement;

     (c) No Infringement. Neither the granting of the rights and privileges granted hereunder nor the exercise thereof by Tristar in accordance with the terms of this Agreement will infringe or otherwise violate the intellectual property or other proprietary rights of any person or entity;

     (d) No Adverse Claims. National Boston has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending
National Boston's rights in, to or with respect to the Products or any of National Boston's Intellectual Property, and is not aware of any claims or demands made or threatened by any person or entity involving the validity of National Boston's rights in, to or with respect to the Products or any of National Boston's Intellectual Property; and


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     (e)  Applicable  Patents,  Copyrights,  Trademarks  and Licenses.  National
Boston will at the time of execution of this Agreement, and thereafter, provide Tristar with copies of all patents, abstracts of all copyright registrations,
copyright  applications,   trademark   registrations,   trademark  applications,
licenses and other agreements and instruments relating to the Products and National Boston's Intellectual Property (and all amendments, supplements, and modifications thereof) which are now in existence or which National Boston shall obtain, file or enter into during the term of this Agreement.

     5.3 Other Warranties. The warranties and representations of National Boston set forth in this Section 5 and elsewhere in this Agreement are in addition to and without prejudice to all other warranties expressed or implied by law.

     5.4 No Warranty By Tristar. National Boston acknowledges that Tristar, by executing this Agreement and exercising its rights hereunder, makes no representation, warranty, endorsement or certification regarding the effectiveness, quality, character or fitness of the Products.

6. Additional Representations and Warranties. Each party represents and warrants to the other as follows:

     6.1 Power and Authority. It has all requisite power and authority to enter into this Agreement, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

     6.2 No Conflict. The execution and delivery of this Agreement by it, and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

     6.3 Binding Effect. This Agreement has duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with it terms.

7. Indemnification.

     7.1 By Tristar.

     (a) Generally. Subject to Section 7.1 (b), Tristar shall defend, indemnify and hold harmless National Boston and its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all without limitation, claims, damages, judgments, awards, settlements, investigations, costs, and reasonable attorneys fees and disbursements (collectively "Claims") which any of them may incur or become obligated to pay arising out of or resulting from (i) the breach by Tristar of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement, and (ii) any advertising claims made by Tristar based on information not provided to it by National Boston.

     (b) Exceptions. Tristar shall have no duty under Section 7.1(a) or otherwise to defend, indemnify or hold harmless with respect to any Claims which
(i) arise out of or result from the breach by National Boston of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (ii) are subject to National Boston's duty to defend, indemnify and hold harmless pursuant to Section 7.2(a).


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     7.2 By National Boston.

     (a) Generally. Subject to Section 7.2(b), National Boston shall defend, indemnify and hold harmless Tristar, its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all without limitation, claims which any of them may incur or become obligated to pay arising out of or resulting from (i) the breach by National Boston of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement,
(ii) any documentation or studies and any substantiation for advertising claims provided by National Boston to Tristar (iii) the infringement of the proprietary rights or any third party with respect to any of the Products or National Boston's intellectual property in the course of the exercise by Tristar or the rights granted to it under this Agreement, and (iv ) National Boston shall provide product liability coverage in the amount of not less than five million dollars and name Tristar as an additional insured.

     (b) Exceptions. National Boston shall have no duty under Section 7.2(a) or otherwise to defend, indemnify or hold harmless with respect to any Claims which
(i) arise out of or result from the breach by Tristar of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (ii) are subject to Tristar's duty to defend, indemnify and hold harmless pursuant to Section 7.1(a).

     7.3 Procedure. Promptly after learning of the occurrence of any event which may give rise to it rights under the provisions of this Section 7, any party seeking to enforce such right (a "Claiming Person") shall give written notice of such matter to the party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the Indemnifying Party shall promptly notify the Claiming Person of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.

8. Term. This Agreement shall commence July 26, 1999 and shall continue so long as Tristar makes reasonable commercial efforts to sell the Product. However, Tristar's rights of exclusivity shall terminate, and Tristar's rights shall continue at the discretion of National Boston on a non-exclusive basis except that Tristar, at the discretion of National Boston shall have no further right to use the Existing Infomercial after a 180 day DRTV sell-off opportunity, if Tristar does not maintain Product orders to National Boston in at least the following monthly minimum unit quantities:

    July, 1999                     -           7,500 units
    August, 1999                   -          15,000 units
    September, 1999                -          15,000 units
    October, 1999
    and each month thereafter                 20,000 units

All Product Orders shall be considered cumulative, so that if Tristar has taken delivery on in excess of the minimum Order rate in one period, the minimum order rate in subsequent periods will be correspondingly reduced to the extent of such excess. Further, Tristar may prepay orders in order to meet any minimums and receive a credit therefor against future orders. Tristar, in consideration of the rights granted herein, within the Territory, and regardless of other performance, shall guarantee the order schedule defined in this Section 8 shall be placed with and paid to National Boston for the initial six (6) month period. Thereafter, orders will continue consistent with Section 2 and as necessary to maintain exclusivity.

9. Termination.

     9.1 Termination Events.

     (a) Election by Tristar. Tristar may terminate this Agreement at any time upon 30 days prior written notice by so notifying National Boston and this Agreement, subject to the provisions of Section 9.2, shall terminate 30 days following National Boston's receipt of such notice.

     (b) Election By National Boston. National Boston may terminate this Agreement upon 30 days prior written notice to Tristar, subject to Section 9.1
(c) and Section 9.2 if Tristar fails after 12 months to maintain the requirements for exclusivity. Such termination will be effective 30 days following Tristar's receipt of such notice if the situation remains uncured.

     (c) Termination Upon Breach. Either party may terminate this Agreement upon 30 days written notice to the other party upon the breach by the other party of any of its material representations, warranties, covenants or agreements contained in this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party; provided, however, that if the breach upon which such notice of termination is based shall (i) have been fully cured to the reasonable satisfaction of the non-breaching party within such 30 day period, or (ii) not be capable of cure within such 30 days, but can be cured within a reasonable time thereafter, and the breaching party is taking reasonable steps to effect such a cure, then such notice of termination shall be deemed rescinded, and this Agreement shall be deemed reinstated and in full force and effect. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

     9.2 Obligations Deemed Fulfilled in the Event of Early Termination. Any early termination pursuant to Section 9.1(a) of this Agreement shall not be viewed to be a breach of this Agreement. Unless either of the parties has separately breached a commitment made elsewhere in this Agreement, such parties shall be deemed to have fulfilled all of their obligations hereunder, except those which by their nature survive the termination of the Term (e.g. warranties and representations, payment obligations, confidentiality and indemnifications, etc.). Early termination by Tristar shall not relieve its obligations to National Boston under Section 8.

     9.3 Limited Sales Rights After Termination. For a period of six months following the termination of this Agreement, Tristar shall retain non-exclusive rights to advertise, market, and sell the Products in the same manner as provided for in this Agreement, until Tristar has sold all of its existing inventory of the Product. To assist Tristar in liquidation of inventory in the event of termination, National Boston agrees that any subsequent licensee will be directed at Tristar's option, to first acquire existing stocks of unsold new inventory, held by Tristar at the time of the termination, until such inventory is liquidated provided such inventory is in saleable condition as reasonably determined by National Boston. Such sales to the new licensee by Tristar will be at a price not to exceed that paid by Tristar to National Boston for such inventory. Tristar agrees that such sales will be transacted and delivered in a timely manner.

     9.4. Effect of Termination. Upon termination or expiration of this Agreement for any reason whatsoever:

     (a) National Boston shall be entitled, but not obligated to, buy all or part of any remaining Products which TRISTAR may have in stock (subject to applicable law); all costs of shipment of repurchased product will be at the expense of National Boston. Should National Boston elect not to repurchase TRISTAR's existing stocks of the Products, then TRISTAR may sell the remaining stock without further compensation to National Boston excluding any then existing liabilities on the part of TRISTAR to National Boston.

     (b) TRISTAR shall, at its own expense, return any remaining technical, marketing or promotional materials obtained from National Boston and

     (c) Each party shall immediately pay to the other all amounts due, regardless of whether such amounts are then or thereafter payable.

     (d) Tristar acknowledges and agrees that National Boston shall not by reason of the termination or non-renewal of this Agreement be liable to Tristar pursuant to any law, rule or regulation, domestic or foreign, for reimbursement, compensation, or damages in the nature of loss of profit, or opportunity, or otherwise, and Tristar hereby irrevocably waives any and all such rights and releases and discharges National Boston from any and all such liabilities.

     (f) Each party shall retain any and all rights and remedies available to it at law or equity.

10. Confidentiality.

     10.1 Generally. All customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, all technology and know-how relating to the manufacture of the Products, and other information provided by either party shall constitute confidential information of such party ("Confidential Information"). Either party receiving Confidential Information (a "Receiving Party") from the other party (a "Conveying Party") shall hold all Confidential Information in the strictest confidence and shall protect all Confidential Information of the Conveying Party with at least the same degree of care that the Receiving Party exercises with respect to its own propriety information. Without the prior written consent of the Conveying Party, the Receiving Party shall not use, disclose, divulge or otherwise disseminate any Confidential Information of the Conveying Party to any person or entity, except for the Receiving Party's attorneys, accountants and such other professionals as the Receiving Party may retain in order for it to perform and enforce the provisions of this Agreement.

     10.2 Exceptions. Notwithstanding Section 10.1, the Receiving Party shall have no obligation with respect to any Confidential Information of the Conveying Party which (i) is or becomes within the public domain through no act of the Receiving Party in breach of this Agreement, (ii) was lawfully in the possession of the Receiving Party without any restriction on use or disclosure prior to its disclosure in connection with this Agreement and the negotiations leading to this Agreement, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that the Receiving Party shall timely inform the Conveying Party of all such legal or governmental proceedings so that the Conveying Party may attempt by appropriate legal means to limit such disclosure, and the Receiving Party shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

     10.3 Communication Either party shall be entitled to communicate the existence of this agreement.

11. Injunction. Each party acknowledges that a breach of the obligations not to compete under Section 1.2, and/or of confidentiality under Section 10 will result in irreparable and continuing damage to the non-breaching party for which there will be no adequate remedy at law. Accordingly, in the event of any such breach, the non-breaching party shall be entitled to temporary and/or permanent injunctive relief and/or an order for specific performance, without bond, with respect to such breach. Neither party shall oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which the non-breaching party may have upon the breach of either of the other party's obligation of exclusivity or confidentiality hereunder.

12. Independent Contractor. No party or any of its officers, employees, agents or representatives is a partner, employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor. No party has, nor shall it hold itself out at as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, unless such other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement.

13. Force Majeure. In the event of war, fire, flood, labor troubles, strike, riot, act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of either of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party, promptly after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such event.

14. Further Actions. The parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intentions of this Agreement.

15. Supply of Product to Tristar. National Boston will be the exclusive supplier of the Product to Tristar. To insure most favorable manufacturing rates, National Boston will utilize the contract manufacturer of choice as indicated by Tristar so long as the manufacturer is able to meet acceptable cost, quality and delivery standards as mutually established by National Boston and Tristar.

16. Royalties Owing to Third Parties. National Boston shall be responsible to pay all third parties that are entitled to royalties from sale of the Product and or airing of the infomercial by reason of agreements entered into prior to the date of execution of this Agreement. Such third parties include the producer of the Existing Infomercial, Banyon Productions in Philadelphia.


17. Third Party Media Reports. Tristar shall instruct its third party media purchasers to furnish National Boston on a timely basis with weekly media reports on television direct response sales. The failure of the third party to provide the reports shall not constitute a material breach of this Agreement.


18. Stock in National Boston. National Boston shall issue to Tristar its common stock, a total of 500,000 shares uponn execution. The shares will be subject to piggyback registration rights and any restrictions that may be imposed by current SEC rules and regulations.

19. Miscellaneous.

     19.1 Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

                     If to National Boston:

                     National Boston Medical, Inc.
                     43 Taunton Green, Suite 5
                     Taunton, Massachusetts 02780
                     Attn:  Daniel Hoyng, President
                     Tel. (508)  884-8820

                     If to Tristar:

                     Tristar Inventions, Inc.
                     4 Century Drive, 2nd Floor
                     Parsippany, New Jersey 07054
                     Attn: Keith Mirchandani, President
                      Fax No.: (973) 683-1001

     Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

19.2 Entire Agreement. This Agreement contains the entire understanding of' the parties and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein.

     19.3 Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by both of the parties.

     19.4 Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way to affect the validity of this Agreement or any provisions hereof or the right of any party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     19.5 Assignability. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Neither of the parties hereto can assign their respective rights under this Agreement without the prior written consent of the other party, but any such assignment shall not relieve such parties from their obligations contained herein.

     19.6 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflict of law principles. All disputes relating to or arising out of this Agreement shall be resolved in the state courts of New Jersey located in the Morris County. The parties hereto waive any right to a jury trial with respect to any matter arising out of or related to this Agreement.

     19.7 No Representation as to Extent of Sales. Notwithstanding the minimums required to maintain the exclusivity of the license, Tristar has not made and does not hereby make any representation or warranty with respect to the extent or volume it may achieve in the sale or other exploitation of the Product hereunder. Tristar shall make such effort to exploit successfully the Product and the related rights herein granted as it may determine in accordance with its business judgment; however, National Boston recognizes and acknowledges that such matters are speculative and agrees that the judgment of Tristar and its related companies or licensees in regard to any such matters shall be binding and conclusive upon National Boston. National Boston agrees that it will not make any claim nor shall any liability be imposed upon Tristar based upon any claim that more or better business could have been done than was actually obtained or done by Tristar or any of its related companies or licensees, or that better prices or terms could have been obtained.

     19.8 Severability. All of the provisions of this Agreement are intended to be distinct and several. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

     19.9 Headings. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

     19.10 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.


           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date last written below.



TRISTAR PRODUCTS, INC.

By: /s/Keith Mirchandani
-------------------------------
  Keith Mirchandani                        Date
  President

NATIONAL BOSTON MEDICAL, INC.

By: /s/Daniel J Hoyng
-------------------------------
   Daniel Hoyng                             Date
   President

EXHIBIT A

PRODUCTS

As defined in this Agreement, "Products" shall mean the following:

Complete Backstroke Back Massager(TM) with seven massaging elements. Neck roller assembly.
Instructional  booklet and Video

Packaging for the above shall be a craft box for "Infomercial Sales" and a display box for "Retail Sales".

Improvements, modifications and line extensions of the above are included (pricing of modified "Product" may be effected as mutually agreed by both parties)

EXHIBIT B

                          TERMS AND CONDITIONS OF SALE


     National Boston warrants that its' products will be shipped in salable condition, free from defects and conforming to its' manufacturing standards then in effect for product specification and quality. The sole remedy of Tristar for any product shipped by National Boston which does not meet the conditions stated above at the time of shipment by National Boston, including customer warranty issues, shall be return of defective goods to National Boston for refund of amounts paid by Tristar for the defective product including freight and customs clearance charges.

THE EXPRESS WARRANTY SET FORTH ABOVE IS THE ONLY WARRANTY MADE BY NATIONAL BOSTON WITH RESPECT TO ITS' PRODUCTS. NATIONAL BOSTON MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND SPECIFICALLY, MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NATIONAL BOSTON'S EXPRESS WARRANTY SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OUT OF NATIONAL BOSTON'S RENDERING OF
TECHNICAL OR OTHER ADVICE OR SERVICES IN CONNECTION WITH THE PRODUCTS OR OTHERWISE HEREUNDER.

     The liability of either party, whether in contract, tort (including negligence, fraud and willful misconduct), or otherwise, arising out of or in connection with the products or this Agreement shall not exceed the amounts paid to such party by the other hereunder. IN NO EVENT SHALL NATIONAL BOSTON BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR TORT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFIT OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR LACK OF PERFORMANCE OF THE PRODUCTS OR NATIONAL BOSTON'S PERFORMANCE OF SERVICES OR OF ANY OTHER OBLIGATIONS RELATING TO THIS AGREEMENT OR THE PRODUCTS,

WHETHER OR NOT NATIONAL BOSTON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Tristar understands and agrees that it shall not recover special or consequential damages from National Boston. However, National Boston understands and agrees that it shall stand behind its Product(s) vis-a-vis the ultimate consumer to whom each Product is sold. Therefore, notwithstanding anything to the contrary set forth within this Agreement (including, without limitation Paragraph 2 and/or Exhibit B), National Boston shall indemnify and hold Tristar harmless (consistent with the scope of indemnity set forth in Paragraph 7) from any and all claims of ultimate consumers of the Product(s) except where such claims result from unauthorized changes by Tristar to Product claims.

EXHIBIT C

PRICES

Backstroke Back Massager(TM) Pricing
 June 30, 1999

(a) The pricing for the Backstroke Back Massager(TM) as defined in Exhibit "A" is $20.00 per unit of Product sold by any means and media other than television or print direct response.

(b) The pricing for the Backstroke Back Massager(TM) as defined in Exhibit "A" for sales and exploitation of the Product made in direct response to the airing of a television direct response commercial or infomercial, including the Existing Infomercial, or any new Infomercial/Commercial whether produced by National Boston or Tristar, or direct response print media is $16.50 per unit. Sales on home shopping networks such as QVC and HSN are considered sales made in direct response to a television commercial or infomercial for purposes of this Agreement.

All prices are quoted F.O.B. Longbeach, CA and are to be paid in US Dollars.

If NATIONAL BOSTON MEDICAL INC. on its own or through Tristar, improves its production process so as to, and/or if quantity production is such so as to, materially lower NATIONAL BOSTON MEDICAL Inc's. cost of production, 50% of the cost savings on a per unit basis will be passed on to Tristar.

Pricing for foreign countries will be determined as necessary (excluding Canada which assumes US pricing).

EXHIBIT D

Product Changes


     In the event that National Boston or Tristar plans to change the current version of the Product as described in Exhibit A, including packaging, notice of such change must be given in writing, in advance, detailing such change to the other party. Upon receipt of such notice, the notified party will respond to the other party within 30 days of such receipt, regarding the perceived assessment of the planned change for the Territory, and make a recommendation to the proposing party regarding such change. The foregoing not withstanding, no changes to the Product will be undertaken without the agreement of both parties. Tristar Inventions shall have the ability to select and at its option source upsells.

Exhibit  E


Product Sample

This Agreement is subject to Tristar's approval of the Taiwan sample, which needs to be provided by National Boston.

Sample is required to be of equal quality, design, function and looks as USA sample provided by National Boston.